Exhibit 21.1

Subsidiaries of EP Energy LLC

As of December 31, 2012

Subsidiary	Jurisdiction	% Owned
Everest Acquisition Finance Inc.	Delaware	100%
EP Energy Global LLC	Delaware	100%
EP Energy Brazil, L.L.C.	Delaware	100%
EP Energy Pescada Ltda.(1)	Brazil	99.9999%
EP Energy Brazil Holdings Company	Cayman Islands	100%
EP Energy do Brasil Ltda.(2)	Brazil	99.8002%
EP Energy Preferred Holdings Company, L.L.C.	Delaware	100%
EP Energy Management, L.L.C.	Delaware	100%
EP Energy Resale Company, L.L.C.	Delaware	100%
EP Energy Gathering Company, L.L.C.	Delaware	100%
EP Energy E&P Company, L.P.(3)	Delaware	99%
EPE Nominee Corp.	Delaware	100%
Starr County Gathering System(4)	Texas	30%
Black Warrior Transmission Corp.(4)	Alabama	50%
Black Warrior Methane Corp.(4)	Alabama	50%
Crystal E&P Company, L.L.C.	Delaware	100%
EnerVest Energy, L.P.(4)	Delaware	23%
MBOW Four Star, L.L.C.	Delaware	100%
Four Star Oil & Gas Company(4)	Delaware	48.8%

(1) 0.0001% held by EP Energy Brazil Holdings Company

(2) 0.1998% held by EP Energy Brazil Holdings Company

(3) 1% held by EP Energy Management, L.L.C., as general partner

(4) Other percentage owned by unaffiliated parties